OSTEOLOGIX, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of September 14, 2007 by and between Osteologix, Inc., a Delaware corporation (the “Company”), and Matthew M. Loar (the “Employee”).

RECITALS

A. Employee has been employed by the Company as its Chief Financial Officer beginning September 1, 2006 under the terms of a Letter Agreement with the Company dated August 10, 2006 (the “Offer Letter”); and

B. The Company and Employee desire to enter into this Agreement to set forth certain terms and conditions under which Employee may be eligible to receive severance payments in the event of his employment termination.

AGREEMENT

In consideration of the promises made herein, the Company and Employee (collectively referred to as the “parties”) hereby agree as follows:

1. At-Will Employment. The parties reaffirm that Employee’s employment with the Company is “at-will” and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Employee may be entitled to severance benefits depending upon the circumstances of Employee’s termination of employment.

2. Termination. If Employee’s employment terminates for any reason, then the Company will pay Employee all earned or accrued but unpaid paid time off, expense reimbursements, wages, bonuses, and other benefits due to Employee under applicable law and any Company-provided plans, policies, and arrangements as then in effect as of the effective date of Employee’s termination (the “Termination Date”).

3 Employment Terms.

(a) On or before August 31, 2007, the final date of Employee’s first full year as an employee of the Company (the period from September 1 to August 31 of the following year is referred to as an “Employment Year”), the Company will award Employee a Bonus (as defined in the Offer Letter). This amount will be paid in accordance with the Company’s normal payroll cycle in September 2007. On or before August 31 of each subsequent Employment Year, the Company will award Employee a Bonus (as defined in the Offer Letter), if earned, which will be paid in accordance with the Company’s normal payroll cycle in the month following the determination of the award. In the event that the Company changes the timing of Bonus award determination for the Employee from an Employment Year to a different term, the Employee will be awarded a pro-rated Bonus, if earned, for any transition period(s) that do not coincide with an Employment Year, and thereafter the Bonus award will determined and paid in a similar manner but based on the new bonus period rather than an Employment Year.

(b) Beginning the first day of the Employee’s second Employment Year, the Company will increase the Employee’s base salary from the amount contained in the Offer Letter to reflect performance during the first Employment Year. Beginning with the first day of the third and following Employment Years, Employee is eligible to receive adjustments to his base salary as determined by the Board of Directors (or a Compensation Committee thereof). In the event that the Company changes the timing of its salary review cycle, the Employee will be awarded a pro-rated adjustment for any transition period(s) that do not coincide with an Employment Year and thereafter will be eligible to receive adjustments to his base salary based on the new term rather than an Employment Year. The Employee understands that there is no obligation to increase the base salary of the Employee at any time.

4. Severance Benefits. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (each as defined below), and provided that Employee remains in full compliance with his material obligations to the Company under his Offer Letter, this Agreement (including all exhibits attached hereto) and the Separation Agreement (defined below), the Company agrees to provide Employee with the following severance benefits:

(a) continuation of Employee’s regular base salary for a period of six (6) months, reduced by any and all applicable payroll withholdings and deductions. The period over which Employee is entitled to receive continuation of regular base salary is referred to as the “Severance Period.”

(b) a lump sum payment equal to a ratable portion of Employee’s full potential annual bonus at the percentage contained in the Offer Letter for the portion of the Employment Year that has elapsed prior to the Termination Date (or the portion of the transition period or new bonus cycle period that has elapsed if the Company has changed the timing of Bonus award determination), reduced by any and all applicable payroll withholdings and deductions. The Employee will be provided reasonable time prior to the Termination Date to transition information and responsibilities to Employee’s successor, and accordingly this payment will be contingent upon, and will not be paid until the completion of, the reasonable transition of information and responsibilities to Employee’s successor, as reasonably determined by the Company;

(c) provided Employee accurately and timely elects continuation of health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or Cal-COBRA (collectively, “COBRA”), reimbursement for COBRA premiums paid by Employee for Employee and Employee’s eligible dependents for a period of six (6) months;

(d) acceleration of six (6) months vesting of all outstanding equity awards subject to vesting granted by the Company to the Employee; and

(e) extension of the exercise term of each outstanding equity award granted by the Company so that Employee may exercise such awards (including the accelerated shares as provided in Section 4(d) above) to Employee until the earliest of: (i) three (3) months after the end of the Severance Period, (ii) the latest date such each equity award could have expired by its original terms under any circumstances, or (iii) the tenth (10th) anniversary of the original date of grant of such equity award. The Employee understands and acknowledges that to the extent any vested option shares are incentive stock options such option shares shall be deemed to be nonqualified stock options effective as of the Termination date if not exercised within three months of the Termination Date. The Employee understands that any shares for which vesting is accelerated in accordance with 4(d) that are incentive stock options shall be deemed to be nonqualified stock options regardless of when exercised.

5. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to this Agreement will be subject to Employee signing and not revoking a Separation Agreement and Release of Claims (a “Separation Agreement”) in substantially the form attached hereto as Exhibit B. No severance pursuant to this Agreement will be paid or provided until the Separation Agreement becomes effective.

(b) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

6. Confidentiality Agreement. Employee will execute and become a party to the Company’s standard form Confidential Information and Invention Assignment Agreement, in the form attached to this Agreement as Exhibit A (the “Confidentiality Agreement”).

7. Tax Matters.

(a) Responsibility and Withholding. The Employee is responsible for payment of all taxes (including any interest and penalties) legally imposed upon him in connection with benefits provided under this Agreement and the Company shall have no liability to the Employee or any other party with respect to any such tax or amount unless the Company fails to withhold appropriate taxes in accordance with federal and state law. All benefits and payments provided hereunder are subject to applicable tax and other withholdings required by law, and, to the extent such payments are to be made in cash, they will be made net of such withholding amounts.

(b) Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination, and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

8. Certain Definitions.

(a) “Cause” for termination shall mean: (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics, (ii) commission of any act involving theft, embezzlement, fraud, dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company, (iii) material breach of any of the material provisions of this Agreement or of any other material agreement between Employee and the Company or any of its affiliates, (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of his duties under this Agreement or breach of his duty of loyalty to the Company or any of its affiliates that is materially injurious to the Company, or (v) repeated and consistent failure to be present at work or to perform his duties at a level consistent with his position with the Company or as directed by the Board, which failure continues for more than thirty (30) days after notice given to Employee, such notice to set forth in reasonable detail the nature of such failure.

(b) “Good Reason” shall mean Employee’s voluntary termination, upon thirty (30) days prior written notice to the Company, within ninety (90) days following the occurrence of one of the following events without Employee’s consent: (i) breach hereof by the Company of its obligations under this Agreement not remedied within thirty (30) days’ written notice by Employee to the Company; (ii) a material diminution in the Employee’s authority or title within the Company as in effect immediately prior to such reduction, (iii) any reduction by the Company in Employee’s compensation or benefits other than a change in benefits (such as a change in health insurance provider) that is made to all employees, (iv) a material change in the geographic location at which Employee must perform services (in other words, the relocation of Employee or functions performed by Employee to a facility that is more than thirty-five (35) miles from the current location where the Employee performs services), (v) a change in control of the Company, (v) a request by the Board or another senior officer of the Company for the employee to perform any illegal act, to certify false financial statements or make false claims in a filing with the SEC, or perform an act that impairs the reputation or goodwill of the Employee, (vi) a material breach of any of the material provisions of this Agreement or of any other material agreement between Employee and the Company or any of its affiliates

(c) “Section 409A Limit” shall mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under the relevant paragraph(s) of Treasury Regulation 1.409A and any Internal Revenue Service guidance issued with respect thereto; or (ii) the annual compensation limit pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

9. Time and Efforts. The Employee shall devote substantially all of his full business time and his best efforts, business judgment, skill and knowledge to the interests of the Company; however, the Employee shall be entitled to serve as a strategic advisor or on the board of directors of one other company, provided that it is not in the business of developing drugs for osteoporosis, osteonecrosis or arthritis and such service does not interfere with Employee’s duties to the Company.

10. Non-Confidentiality of Agreement. The Parties acknowledge that this Agreement shall be filed as an exhibit to the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

11. Entire Agreement; Severability; No Oral Modification. This Agreement, together with the Offer Letter, any agreements representing any outstanding equity awards from the Company, the Indemnification Agreement and the Confidentiality Agreement, represent the entire agreement and understanding between the Company and Employee and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement may only be amended in writing signed by Employee and the Company.

12. Arbitration.  Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Francisco County, California in accordance with the rules of the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10 shall not apply to the Confidentiality Agreement or the Indemnification Agreement.

13. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

14. Assignment. This Agreement will be binding upon and inure to the benefit of the Employee, the Company and any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

15. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

16. Voluntary Execution of Agreement. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the respective dates set forth below.

OSTEOLOGIX, INC.

Dated as of __________, 2007	By:

Title:

MATTHEW M. LOAR, an individual

Dated as of __________, 2007

EXHIBIT A

CONFIDENTIALITY AGREEMENT

OSTEOLOGIX, INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Osteologix, Inc., a Delaware corporation (the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me, including but not limited to my Employment Agreement with the Company dated September 14, 2007, or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, except as provided in my Employment Agreement with the Company dated September 14, 2007.

4. Confidential Information.

(a) Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the President, Chief Executive Officer, Board of Directors or other person(s) performing any similar function, of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company or necessary to perform job responsibilities. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. Solicitation of Employees, Consultants and Other Parties. I agree that during the Relationship and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

OSTEOLOGIX, INC.	____________________, an Individual:

By:
Signature
Name:

Title:

Date:	Date:
Address:	Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant:________________________

Print Name of Employee/Consultant:_______________________

Date:_______________________________________________

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Osteologix, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:_____________________________________

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT B

SEPARATION AGREEMENT

EXHIBIT B

SEPARATION AND GENERAL RELEASE AGREEMENT

In consideration of the severance benefits offered to me by Osteologix, Inc., a Delaware corporation (the “Company”) in full satisfaction of the Company’s obligations to me under the terms of the Employment Agreement dated September 14, 2007 between myself and the Company (the “Employment Agreement”), and in connection with the termination of my employment, I agree to the following release (this “Release”). Capitalized terms not separately defined in this Release are the same as those contained in the Employment Agreement.

1. Release of Claims from Employee to the Company. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action, and liabilities (including attorneys’ fees and expenses) up through the date of my execution of this Release. The claims subject to this Release include, but are not limited to:

(a) any and all claims relating to or arising from my employment relationship with the Company and/or the termination of that relationship;

(b) any and all claims relating to, or arising from, any right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for wrongful discharge of employment; breach of con-tract, express or implied; breach of the implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.; and

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

I agree that this Release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, I understand that nothing in this Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; and (c) my right to file a charge with a government agency such as but not limited to the Equal Opportunity Commission (EEOC), the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 5 below.

1A. Release of Claims from the Company to Employee. For good and valuable consideration, including the Release of Claims from the Employee to the Company set forth in paragraph 1 above, the Releasees hereby generally release Employee and his heirs, executors, successors and assigns from any and all claims, causes of action, and liabilities (including attorneys’ fees and expenses) up through the date of the execution of this Release, including all claims relating to Employee’s employment with the Company and events that may have occurred during the course of the Employee’s employment with the Company. Notwithstanding the foregoing, this paragraph shall not include a release or waiver of any claim arising from or relating to any criminal or fraudulent conduct by the Employee during the course of Employee’s employment.

2. Acknowledgment of Waiver of Claims under ADEA. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, including but not limited by the Older Workers’ Benefit Protection Act (“OWBPA”), with the exception of any claim that I may have as to the validity of this Release under the ADEA as amended by the OWBPA, and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under ADEA, as amended by the OWBPA, after the date of execution of this Release. I acknowledge that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that (a) I should consult with an attorney prior to executing this Release; (b) I have at least twenty-one (21) days within which to consider this Release; and (c) I have seven (7) days following the execution of this Release to revoke it (the “Revocation Period”). I understand communication of any such revocation shall be provided in writing to the Company and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of its President. This Release shall not be effective until the Revocation Period has expired. Nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. Civil Code Section 1542. I further represent that I am not aware of any claim other than the claims that are released by this Release, and I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. I acknowledge that I am familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

4. Covenants.

(a) Resignation from Positions. I agree to resign from all positions I hold with the Company effective as of the date of termination of my employment with the Company (the “Termination Date”).

(b) Return of Property; Nondisclosure of Confidential Information. As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

(c) No Admission of Liability; Non-Disparagement. I understand and agree that this Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, products or services, business, technologies, market position or performance. The Company likewise agrees that none of its employees, officers or directors will make any negative or disparaging statements or comments, either as fact or as opinion, about me, including my performance as an officer, director and/or employee of the Company. Nothing in this paragraph shall prohibit me or the Company from providing truthful information in response to a subpoena or other legal process.

(d) No Cooperation on Litigation. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company acting in capacity for the Company, unless under a subpoena or other court order to do so.

(e) Continued Availability. If requested by the Company, following the Termination Date and the transition of my responsibilities to a successor, the Company and I will enter into a consulting agreement covering a period of six (6) months from the Termination Date. In the consulting agreement I will agree to make myself reasonably available, as reasonably requested by the Company, to assist with transition matters, the Company’s public filings, or other matters relating to projects or events occurring while I was employed by the Company and with which I was directly involved. The consulting agreement will not contain provisions that could reasonably be expected to interfere with my employment at another company, provided such employment is on terms that are customary for similar positions.

(f) Compliance with Insider Trading Policy. I acknowledge that I may have continuing compliance obligations following the Termination Date under the Company’s insider trading policy.

5. Arbitration. Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of this Release shall be settled by binding arbitration to be conducted in San Francisco County, California, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings. To the extent that any of the Employment Arbitration Rules and Mediation Procedures or anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The Company shall pay the costs of the arbitration proceeding, provided however that the Company and I shall, unless otherwise determined by the arbitrator, bear my or its own attorneys’ fees and expenses. The arbitration decision shall be final, conclusive and binding on me and the Company and any arbitration award or decision may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Company or I may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 5, without breach of the arbitration provision. The Company and I also agree that nothing in this Agreement relieves either of us from any obligation we may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. the Company and I further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

6. Entire Agreement. In executing this Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to this Release unless the representation is specifically included herein. Furthermore, this Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representation and agreement regarding the subject matter of this Release. However, this Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Agreement such as the Employment Agreement, the Indemnification Agreement (as defined in the Employment Agreement), the CIIAs and any stock, stock option and/or stock purchase agreements between the Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of the Company.

7. Severability. Should any provision of this Release be determined by an arbitrator or court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of this Release before executing this Release.

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THE FOLLOWING: I HAVE READ THIS RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE CONTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee _____________, __________.

Executed this ______ day of _______________, ________.

Employee Signature

Employee Name (Please Print)

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